                                  EXHIBIT 99.1







                              Financial Statements
                           and Supplemental Schedules

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                        August 31, 1998 and 1997, and for
                         the year ended August 31, 1998
                       with Report of Independent Auditors

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                              Financial Statements
                           and Supplemental Schedules

                        August 31, 1998 and 1997, and for
                         the year ended August 31, 1998


                                TABLE OF CONTENTS



Report of Independent Auditors................................................1

Audited Financial Statements

Statements of Net Assets Available for Benefits...............................2
Statement of Changes in Net Assets Available for Benefits.....................3
Notes to Financial Statements.................................................4


Supplemental Schedules

Line 27a - Schedule of Assets Held for Investment Purposes....................8
Line 27d - Schedule of Reportable Transactions................................9

                         Report of Independent Auditors


Amcast Industrial Corporation
401(k) Salary Deferral Plan

We have audited the accompanying statements of net assets available for benefits of Amcast Industrial Corporation 401(k) Salary Deferral Plan as of August 31, 1998 and 1997, and the related statement of changes in net assets available for benefits for the year ended August 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at August 31, 1998 and 1997, and the changes in its net assets available for benefits for the year ended August 31, 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of August 31, 1998, and reportable transactions for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.



February 12, 1999

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                  Statements of Net Assets Available for Benefits

                                                            AUGUST 31
                                                        1998          1997
                                                    ------------  ------------
ASSETS
Investments, at fair value:
    Shares of registered investment companies       $ 17,527,427  $ 15,636,127
    Common/collective trust fund                       9,209,421    10,422,916
    Amcast Industrial Corporation common stock         3,317,422     5,450,838
    Loans to participants                              1,342,973     1,101,298
                                                    ------------  ------------
                                                      31,397,243    32,611,179

Receivables:
    Accrued interest and dividend income                   4,170         2,470
    Employer contributions receivable                     12,662        15,745
    Employee contributions receivable                    109,761       114,131
                                                    ------------  ------------
                                                         126,593       132,346
Net assets available for benefits                   $ 31,523,836  $ 32,743,525
                                                    ============  ============

See accompanying notes.

                         Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

            Statement of Changes in Net Assets Available for Benefits

                           Year ended August 31, 1998

                              AMCAST              T. ROWE          T. ROWE           T. ROWE         T. ROWE
                              INDUSTRIAL          PRICE            PRICE             PRICE           PRICE
                              CORPORATION         STABLE           INTERNATIONAL     NEW             NEW
                              COMMON              VALUE            STOCK             HORIZONS        INCOME
                              STOCK               FUND             FUND              FUND            FUND
                              ------------        -----------      -----------       ----------      -----------


Additions:
Investment income:
Interest and dividends        $   120,932         $   582,445      $     2,556       $      648      $    90,146
Net appreciation
(depreciation) in fair
value of investments           (1,914,227)                 --          (10,697)         (40,801)           9,853
Contributions:
Participant                       342,263             705,318           28,115           51,642          252,024
Employer                          327,244                  --               --               --               --
                              --------------------------------------------------------------------------------------
                               (1,123,788)          1,287,763           19,974           11,489          352,023

Deductions:
Benefit payments                 (425,766)           (953,203)            (247)            (509)        (183,464)
Conversions to other plans       (443,214)           (662,531)              --               --          (34,225)
                              --------------------------------------------------------------------------------------
                                 (868,980)         (1,615,734)            (247)            (509)        (217,689)

Interfund transfers              (147,789)           (890,615)          89,593           96,336          (70,972)
                              --------------------------------------------------------------------------------------

Net (decrease) increase        (2,140,557)         (1,218,586)         109,320          107,316           63,362

Net assets available for
benefits, August 31, 1997       5,480,575          10,452,317              170               78        1,224,026
                              --------------------------------------------------------------------------------------
Net assets available for
benefits, August 31, 1998      $3,340,018        $  9,233,731      $   109,490      $   107,394      $ 1,287,388
                              ======================================================================================



                              T. ROWE             T. ROWE         T. ROWE
                              PRICE               PRICE           PRICE
                              EQUITY              EQUITY          CAPITAL
                              INDEX 500           INCOME          APPRECIATION
                              FUND                FUND            FUND               OTHER           TOTAL
                              -----------         -----------     ------------       ----------      -----------

Additions:
Investment income:
Interest and dividends        $    82,159         $   818,530      $   435,201      $   106,956      $ 2,239,573
Net appreciation
(depreciation) in fair
value of investments              147,392            (662,846)        (311,769)              --       (2,783,095)
Contributions:
Participant                       728,352           1,113,096          491,107               --        3,711,917
Employer                               --                  --               --               --          327,244
                              --------------------------------------------------------------------------------------
                                  957,903           1,268,780          614,539          106,956        3,495,639

Deductions:
Benefit payments                 (312,595)           (734,834)        (328,065)         (71,304)      (3,009,987)
Conversions to other plans       (134,645)           (237,681)         (76,588)        (116,457)      (1,705,341)
                              --------------------------------------------------------------------------------------
                                 (447,240)           (972,515)        (404,653)        (187,761)      (4,715,328)

Interfund transfers               773,028              24,422         (196,483)         322,480               --
                              --------------------------------------------------------------------------------------

Net (decrease) increase         1,283,691             320,687           13,403          241,675       (1,219,689)

Net assets available for
benefits, August 31, 1997       3,204,159           7,877,957        3,402,945        1,101,298       32,743,525
                              --------------------------------------------------------------------------------------
Net assets available for
benefits, August 31, 1998     $ 4,487,850         $ 8,198,644      $ 3,416,348      $ 1,342,973      $31,523,836
                              ======================================================================================


See accompanying notes.

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                          Notes to Financial Statements

                                August 31, 1998

1. DESCRIPTION OF THE PLAN

The following description of Amcast Industrial Corporation 401(k) Salary Deferral Plan (the Plan) is provided for general information purposes only. Participants should refer to the Summary Plan Description for a more complete description of the plan's provisions.

GENERAL

The Plan is a contributory defined contribution plan covering substantially all employees of Amcast Industrial Corporation (the Company and Plan Sponsor) who are compensated on a salary basis or are hourly and are not covered by a collective bargaining agreement. Eligible employees may participate on the first day of the month coincident with or first following six months of employment. It is subject to the Employee Retirement Income Security Act of 1974 (ERISA).

CONTRIBUTIONS

Each year, participants may contribute, in whole percentages, an amount up to 15 percent of annual compensation, as defined by the Plan Document. Additionally, participants may make up to two lump sum contributions to the Plan per year. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. The Company makes matching contributions equal to 15 percent of the first 6 percent of compensation that is deferred by participants to the Plan. These matching contributions are made in common stock of the Company. The Company also makes supplemental matching contributions to the Plan provided that the Company's annual minimum return on net worth is at least 10.1 percent. The amount of these supplemental matching contributions increases based upon the level of return; however, the amount shall not exceed 35 percent of the participants' salary deferral contributions. All employer contributions are in Company stock.

VESTING

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company contribution portion of their accounts plus actual earnings thereon is based on years of continuous service. Participants are 50 percent vested in Company contributions made after one year of service with the Company, 75 percent vested after two years of service, and fully vested after three years of service.

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                   Notes to Financial Statements (continued)


1. DESCRIPTION OF THE PLAN (CONTINUED)

PARTICIPANT LOANS

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of the lesser of $50,000 (less the highest outstanding balance of any loan made to the participant under the Plan during the 12-month period preceding the date of the loan) or 50 percent of his or her vested account balance. The loan term is not to exceed 5 years unless the loan is for the purchase of a principal residence, in which case the term may be as long as 30 years. Interest and principal is paid ratably through at least quarterly payroll deductions.

PARTICIPANT ACCOUNTS

Each participant's account is credited with the participant's contributions and allocations of (a) the Company's contributions and (b) Plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

PAYMENT OF BENEFITS

On termination of service for any reason, a participant may receive a lump-sum amount equal to the vested value of his or her account, in either cash or stock.

ADMINISTRATIVE EXPENSES

Substantially all expenses of the Plan are paid by the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The Plan's financial statements are prepared on the accrual basis of accounting. Certain amounts presented in 1997 have been reclassified to conform to 1998 presentation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                   Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT VALUATION

The Plan's investments are stated at fair value. The shares of registered investment companies are valued at quoted market prices which represent the net asset values of shares held by the Plan at year-end. Participant notes receivable are valued at their outstanding balances, which approximate fair value. Company common stock and the participation units owned by the Plan in the common/collective trust fund are based on quoted redemption value on the last business day of the Plan year.

3. INVESTMENTS

The fair value of individual investments that represent 5 percent or more of the Plan's net assets at December 31, are as follows:

                                                                             1998              1997
                                                                       ------------------------------------

Amcast Industrial Corporation common stock                                 $  3,317,422     $  5,450,838
Shares of registered investment companies:
   T. Rowe Price Capital Appreciation Fund                                    3,398,324        3,386,197
   T. Rowe Price Equity Index 500 Fund                                        4,465,974        3,184,032
   T. Rowe Price Equity Income Fund                                           8,167,282        7,846,989
Common/collective trust fund:
   T. Rowe Price Stable Value Fund                                            9,209,421       10,422,916


During fiscal 1998, the Plan's investments (including investments bought, sold, and held during the year) (depreciated) in value by ($2,783,095) as follows:


                                                                       YEAR ENDED AUGUST
                                                                           31, 1998
                                                                     ----------------------
   Investments at fair value, as determined by quoted market price:
        Shares of registered investment companies                      $       (868,868)
        Amcast Industrial Corporation common stock                           (1,914,227)
                                                                     ----------------------
                                                                        $    (2,783,095)
                                                                     ======================

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                   Notes to Financial Statements (continued)

4. INCOME TAX STATUS

The Internal Revenue Service ruled on July 21, 1992, that the Plan qualifies under Section 401(a) of the Internal Revenue Code (the "IRC") and, therefore, the underlying trust is not subject to income tax under present tax law. The Plan was subsequently amended. The Pension Administration Committee believes that the Plan, as amended is operating in conformity with the IRC. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Pension Administration Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

5. TRANSACTIONS WITH RELATED PARTIES

The Trust is not charged for administrative services performed on its behalf by the Company. The Plan also invests in common stock of the Company which is the Plan Sponsor.

6. CONVERSIONS TO OTHER PLANS

Effective March 30, 1998, the Company sold its Rancho Cucamonga, California investment casting operation, Amcast Precision. The employees of this operation were participants in this Plan. The participant balances totaling $1.4 million were transferred to the subsequent owner's benefit plan. The remaining balance was transferred to a new Company-sponsored plan established on September 1, 1997.

7. PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

8. YEAR 2000 ISSUE (UNAUDITED)

The Plan's Sponsor has developed a plan to modify its internal information technology to be ready for the year 2000 and has begun converting its critical data processing systems. The project also includes determining whether third party service providers have reasonable plans in place to become year 2000 compliant. The Plan's Sponsor currently expects the project to be substantially complete by early 1999 and does not expect this project to have a significant effect on Plan operations.

                             SUPPLEMENTAL SCHEDULES

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                            EIN 31-0258080 / Plan 002

           Line 27a - Schedule of Assets Held for Investment Purposes

                                 August 31, 1998


                                                                DESCRIPTION OF                            CURRENT
IDENTITY OF ISSUE                                                 INVESTMENT              COST             VALUE
-----------------------------------------------------------------------------------------------------------------------

SHARES OF REGISTERED INVESTMENT COMPANIES
 *  T. Rowe Price International Stock Fund                             8,045 shares        $ 119,028         $ 108,524
 *  T. Rowe Price New Horizons Fund                                    5,753 shares          144,722           105,330
 *  T. Rowe Price Capital Appreciation Fund                          234,206 shares        3,295,383         3,398,324
 *  T. Rowe Price Equity Income Fund                                 341,014 shares        7,197,484         8,167,282
 *  T. Rowe Price Equity Index 500 Fund                              171,307 shares        3,615,913         4,465,974
 *  T. Rowe Price New Income Fund                                    143,239 shares        1,288,484         1,281,993
                                                                                    -----------------------------------
                                                                                          15,661,014        17,527,427

COMMON/COLLECTIVE TRUST FUND
 *  T. Rowe Price Stable Value Fund                                 9,209,421 units        9,209,421         9,209,421

 *  Amcast Industrial Corporation common                             216,648 shares        4,067,798         3,317,422
    stock

                                                                 Rates ranging from
Participant loans                                                6.75% to 10%                      -         1,342,973

                                                                                    -----------------------------------

                                                                                         $28,938,233       $31,397,243
                                                                                    ===================================


 *  Indicates party-in-interest to the Plan.

                         Amcast Industrial Corporation
                          401(k) Salary Deferral Plan

                           EIN 31-0258080 / Plan 002

                 Line 27d -- Schedule of Reportable Transactions

                       For the year ended August 31, 1998




                                                        DESCRIPTION OF                      PURCHASE
IDENTITY OF PARTY INVOLVED                              INVESTMENT                          PRICE
--------------------------                              --------------                      ------------

Category (i)--Single Transactions in Excess
  of 5 Percent of Net Assets
T. Rowe Price Stable Value Fund                         common/collective trust fund        $  9,544,821
                                                                                                      --
Category (iii)--Series of Transactions in Excess
  of 5 Percent of Net Assets
Amcast Industrial Corporation                           common stock                             802,425
                                                                                                      --
T. Rowe Price Stable Value                              common/collective trust fund          10,793,918
                                                                                                      --
T. Rowe Price Equity Index 500 Fund                     mutual fund                            1,744,606
                                                                                                      --
T. Rowe Price Equity Income Fund                        mutual fund                            2,360,775
                                                                                                      --
                                                                                            CURRENT
                                                                                            VALUE OF
                                                                                            ASSET ON NET
                                                        SELLING          COST OF            TRANSACTION          GAIN OR
IDENTITY OF PARTY INVOLVED                              PRICE            ASSET              DATE                 (LOSS)
--------------------------                              ----------       -----------        ------------         -----------

Category (i)--Single Transactions in Excess
  of 5 Percent of Net Assets
T. Rowe Price Stable Value Fund                        $        --       $        --        $9,544,821           $        --
                                                         9,544,821         9,544,821         9,544,821                    --
Category (iii)--Series of Transactions in Excess
  of 5 Percent of Net Assets
Amcast Industrial Corporation                                   --                --           802,425                    --
                                                         1,021,614           902,601         1,021,614               119,013
T. Rowe Price Stable Value                                      --                --        10,793,918                    --
                                                        12,007,413        12,007,413        12,007,413                    --
T. Rowe Price Equity Index 500 Fund                             --                --         1,744,606                    --
                                                           610,055           428,891           610,055               181,164
T. Rowe Price Equity Income Fund                                --                --         2,360,775                    --
                                                         1,377,636         1,067,456         1,377,636               310,180

There were no category (ii) or (iv) transactions during the year.

Note:  Expense incurred with transaction and rental expense are not applicable.

9